Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
August 25, 2016

SEARS HOLDINGS REPORTS SECOND QUARTER 2016 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company")(NASDAQ: SHLD) today announced financial results for its second quarter ended July 30, 2016. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported:

•
Net loss attributable to Holdings' shareholders of $395 million ($3.70 loss per diluted share) for the second quarter of 2016 compared to net income attributable to Holdings' shareholders of $208 million ($1.84 per diluted share) for the prior year second quarter;

•
Adjusted for significant items, we would have reported a net loss attributable to Holdings' shareholders of $217 million ($2.03 loss per diluted share) for the second quarter of 2016 compared to a net loss attributable to Holdings' shareholders of $256 million ($2.40 loss per diluted share) in the prior year second quarter;

•	Adjusted EBITDA of $(191) million in the second quarter of 2016, improved from $(226) million in the prior year second quarter;

•	Kmart and Sears Domestic comparable store sales declined 3.3% and 7.0%, respectively, in the second quarter of 2016;

•	During the second quarter of 2016, the Company generated cash proceeds of $176 million from the sale of real estate properties and other asset sales; and

•
We received an offer from ESL Investments, Inc. ("the ESL proposal") to provide $300 million of additional debt financing secured by a junior lien against our inventory, receivables and other working capital, which offer has been accepted.

Edward S. Lampert, Holdings' Chairman and Chief Executive Officer, said, "We continue to face a challenging competitive environment and while we continue to focus on our overall profitability, including managing expenses, we reported a net loss for the second quarter. We are encouraged by the year-over-year improvement in our Adjusted EBITDA and feel we are making progress in our transformation as we remain focused on our best stores, our best members and our best categories to drive our business and enhance the member experience."

Rob Schriesheim, Holdings' Chief Financial Officer, said, "During the first half of 2016, we have demonstrated our ability to finance our transformation strategy with the levers available to us through our portfolio of assets and businesses. The sale of assets, combined with the previous closing of the $750 million Term Loan, together with the $500 million Secured Loan Facility, provided us with over $1.4 billion of financing during the first half of 2016. We have continued to demonstrate our flexibility in the third quarter of 2016 with the announcement of the recently received offer to provide $300 million of additional debt financing. As we move into the second half of 2016, we continue to explore alternatives for our Kenmore®, Craftsman® and DieHard® and Sears Home Services businesses by evaluating potential partnerships or other transactions. As we navigate through the current challenging retail environment and executing our transformation, we will continue to take actions to adjust our capital structure and manage our business to enable us to execute on our transformation while meeting all of our financial obligations."
Financial Results
Revenues decreased approximately $548 million to $5.7 billion for the quarter ended July 30, 2016, compared to revenues of $6.2 billion for the quarter ended August 1, 2015. The decrease in revenue was primarily driven by a 5.2% decline in comparable store sales during the quarter, which accounted for $240 million of the revenue decline, and by having fewer Kmart and Sears Full-line stores in operation, which accounted for $199 million of the decline. In addition, we also experienced a decline in revenues from Sears Hometown and Outlet Stores, Inc. of approximately $75 million during the second quarter of 2016.
At Kmart, comparable store sales decreased 3.3%. We experienced comparable store sales increases in several categories this quarter, including toys, jewelry, mattresses and apparel, which were more than offset by declines in the pharmacy, grocery & household and consumer electronics categories. Sears Domestic comparable store sales decreased 7.0%, primarily driven by decreases in home appliances, apparel, consumer electronics, footwear, lawn & garden and tools.
During the quarter, gross margin decreased $175 million due to the above noted decline in sales, as well as a decline in our gross margin rate. As a result of the Seritage and JV transactions, the second quarter of 2016 included additional rent expense of approximately $48 million and the second quarter of 2015 included additional rent expense and assigned sub-tenant rental income of approximately $26 million.
Kmart's gross margin rate for the second quarter improved 10 basis points compared to the prior year second quarter, while Sears Domestic's gross margin rate declined 150 basis points. Excluding the impact of significant items noted in our Adjusted Earnings Per Share tables, Kmart's gross margin rate would have declined 10 basis points, while Sears Domestic's gross margin rate would have declined 100 basis points compared to the prior year second quarter. While we experienced improvement in several categories in our Kmart format, the overall decline in Kmart's gross margin rate was primarily due to declines in the grocery & household and apparel categories. The decline in Sears Domestic's gross margin rate was primarily driven by a decline in the apparel category. The margin rate in both segments was negatively impacted by increased promotional markdowns, including an increase in Shop Your Way® expense.
Selling and administrative expenses decreased $210 million in the second quarter of 2016 compared to the prior year quarter. Excluding significant items noted in our Adjusted Earnings Per Share tables, selling and administrative expenses declined $193 million primarily due to a decrease in payroll expense. In addition, advertising expense declined as we shifted away from traditional advertising to the use of Shop Your Way® points expense, which is included within gross margin.
Our effective tax rate for the second quarter of 2016 was an expense of 3.4%. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income. During the prior year quarter, the Company realized a significant tax benefit on the deferred taxes related to indefinite-life assets associated with the properties sold in the transaction with Seritage. As such, our effective tax rate for the second quarter of 2015 was a benefit of 1,700.0%.
The Company reported a net loss attributable to Holdings' shareholders of $395 million for the second quarter of 2016 compared to net income attributable to Holdings' shareholders of $208 million for the prior year period. Net loss attributable to Holdings' shareholders for the second quarter of 2016 and net income attributable to Holdings' shareholders for the second quarter of 2015 included significant items noted in our Adjusted Earnings Per Share tables, which aggregated to expense of $178 million and income of $464 million, respectively. Adjusting for these significant items, we would have reported a net loss attributable to Holdings' shareholders of $217 million and $256 million in the second quarter of 2016 and 2015, respectively.

Financial Position
The Company's cash balances were $276 million at July 30, 2016 compared with $238 million at January 30, 2016. Short-term borrowings totaled $164 million at the end of the second quarter of 2016 compared to $797 million at January 30, 2016.
Merchandise inventories were $4.7 billion at July 30, 2016, compared to $5.0 billion at August 1, 2015, while merchandise payables were $1.3 billion and $1.7 billion at July 30, 2016 and August 1, 2015, respectively.
At July 30, 2016, we had utilized approximately $719 million of our $1.971 billion revolving credit facility due in 2020 (consisting of $63 million of borrowings and $656 million of letters of credit outstanding). The amount available to borrow under our credit facility was approximately $191 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies primarily based on our overall inventory and receivables balances. Under the credit facility agreement, the fixed charge coverage ratio changed in August 2016, which increases our availability to borrow under the credit agreement by approximately $175 million.
Total long-term debt (including current portion of long-term debt and capital lease obligations) was $3.4 billion and $2.2 billion at July 30, 2016 and January 30, 2016, respectively.
In August 2016, we received the ESL proposal to provide $300 million of additional debt financing secured by a junior lien against our inventory, receivables and other working capital, which offer has been accepted. Under the ESL proposal, the Company may, in its discretion, offer to third party investors the right to participate in up to an additional $200 million of debt financing on the same terms and conditions. The financing is subject to customary conditions and is expected to close in the next 7 to 10 business days. The terms of the debt financing were approved by the Related Party Transactions Subcommittee of the Board of Directors of the Company, with advice from Centerview Partners and Weil Gotshal & Manges, the Subcommittee's outside financial and legal advisors.
Update on Strategic Initiatives
On May 26, 2016, we announced our intention to explore alternatives for our Kenmore®, Craftsman® and DieHard® brands and our Sears Home Services business by evaluating potential partnerships or other transactions that could expand distribution of our brands and service offerings to realize significant growth. We initiated a formal process and have received interest from a variety of potential partners, both domestic and international, and including retailers, original equipment manufacturers, financial investors and others. Citigroup Global Markets and LionTree Advisors are assisting us in these efforts as we continue our assessment over the next few months. There can be no assurance that we will complete one or more transactions, but we intend to aggressively evaluate all of the potential alternatives available to these businesses.
Adjusted EBITDA
In addition to our net income (loss) attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and Adjusted Earnings Per Share ("Adjusted EPS"), which are non-GAAP measures. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. We believe that our use of Adjusted EBITDA and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings (loss) per share in addition to Adjusted EPS in assessing our earnings performance.
As a result of the Seritage and JV transactions, Adjusted EBITDA for the second quarter of 2016 and 2015 included additional rent expense of approximately $48 million and $26 million, respectively, while the first half of 2016 and 2015 included additional rent expense of approximately $102 million and $26 million, respectively. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of Seritage to date, we have received recapture notices on 15 properties, which is estimated to reduce the rent expense by approximately $8 million on an annual basis.
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, including our expectation to close the $300 million of additional debt financing from ESL Investments Inc., our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, our intention to explore potential partnerships or other transactions involving our Kenmore®, Craftsman® and DieHard® brands and our Sears Home Services business, and other statements that describe the Company's plans. Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
Pre-Recorded Conference Call and Audio Webcast
Sears Holdings, in conjunction with today's financial results announcement, will simultaneously post a pre-recorded conference call and audio webcast on its corporate website. It will feature prepared remarks from Robert A. Schriesheim, executive vice president and chief financial officer, who will focus his comments to provide additional context around the quarter. The pre-recorded conference call may be accessed by telephone at 844.826.0613 or 973.200.3092 (conference ID: 67300953), and on Sears Holdings' website at http://www.searsholdings.com/invest/ under "Events & Presentations." The accompanying presentation and transcript will be posted online in conjunction.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions, except per share data	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
REVENUES
Merchandise sales and services	$5,663	$6,211	$11,057	$12,093
COSTS AND EXPENSES
Cost of sales, buying and occupancy	4,403	4,776	8,620	9,140
Gross margin dollars	1,260	1,435	2,437	2,953
Gross margin rate	22.2%	23.1%	22.0%	24.4%
Selling and administrative	1,484	1,694	2,987	3,375
Selling and administrative expense as a percentage of total revenues	26.2%	27.3%	27.0%	27.9%
Depreciation and amortization	92	114	187	236
Impairment charges	7	54	15	54
Gain on sales of assets	(54)	(526)	(115)	(633)
Total costs and expenses	5,932	6,112	11,694	12,172
Operating income (loss)	(269)	99	(637)	(79)
Interest expense	(99)	(85)	(184)	(175)
Interest and investment loss	(13)	(26)	(17)	(44)
Other loss	(1)	(1)	—	—
Loss before income taxes	(382)	(13)	(838)	(298)
Income tax (expense) benefit	(13)	221	(28)	203
NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(395)	$208	$(866)	$(95)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted earnings (loss) per share	$(3.70)	$1.84	$(8.11)	$(0.89)
Diluted weighted average common shares outstanding	106.9	113.3	106.8	106.5

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	July 30, 2016	August 1, 2015	January 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$276	$1,819	$238
Accounts receivable	390	460	419
Merchandise inventories	4,684	5,028	5,172
Prepaid expenses and other current assets	275	270	216
Total current assets	5,625	7,577	6,045
Property and equipment (net of accumulated depreciation and amortization of $3,032, $3,097 and $2,960)	2,465	2,732	2,631
Goodwill	269	269	269
Trade names and other intangible assets	1,906	2,091	1,909
Other assets	349	498	483
TOTAL ASSETS	$10,614	$13,167	$11,337
LIABILITIES
Current liabilities
Short-term borrowings	$164	$6	$797
Current portion of long-term debt and capitalized lease obligations	550	70	71
Merchandise payables	1,345	1,704	1,574
Other current liabilities	1,802	2,068	1,925
Unearned revenues	775	802	787
Other taxes	317	363	284
Total current liabilities	4,953	5,013	5,438
Long-term debt and capitalized lease obligations	2,837	3,049	2,108
Pension and postretirement benefits	2,072	2,258	2,206
Deferred gain on sale-leaseback	686	798	753
Sale-leaseback financing obligation	164	164	164
Other long-term liabilities	1,703	1,830	1,731
Long-term deferred tax liabilities	892	961	893
Total Liabilities	13,307	14,073	13,293
DEFICIT
Total Deficit	(2,693)	(906)	(1,956)
TOTAL LIABILITIES AND DEFICIT	$10,614	$13,167	$11,337

Total common shares outstanding	106.9	106.6	106.7

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,221	$3,442	$5,663

Cost of sales, buying and occupancy	1,760	2,643	4,403
Gross margin dollars	461	799	1,260
Gross margin rate	20.8%	23.2%	22.2%

Selling and administrative	498	986	1,484
Selling and administrative expense as a percentage of total revenues	22.4%	28.6%	26.2%
Depreciation and amortization	15	77	92
Impairment charges	1	6	7
Gain on sales of assets	(44)	(10)	(54)
Total costs and expenses	2,230	3,702	5,932
Operating loss	$(9)	$(260)	$(269)

Number of:
Kmart Stores	883	—	883
Full-Line Stores	—	683	683
Specialty Stores	—	26	26
Total Stores	883	709	1,592

	13 Weeks Ended August 1, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,459	$3,752	$6,211

Cost of sales, buying and occupancy	1,950	2,826	4,776
Gross margin dollars	509	926	1,435
Gross margin rate	20.7%	24.7%	23.1%

Selling and administrative	594	1,100	1,694
Selling and administrative expense as a percentage of total revenues	24.2%	29.3%	27.3%
Depreciation and amortization	19	95	114
Impairment charges	2	52	54
Gain on sales of assets	(143)	(383)	(526)
Total costs and expenses	2,422	3,690	6,112
Operating income	$37	$62	$99

Number of:
Kmart Stores	963	—	963
Full-Line Stores	—	711	711
Specialty Stores	—	28	28
Total Stores	963	739	1,702

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended July 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$4,360	$6,697	$11,057

Cost of sales, buying and occupancy	3,495	5,125	8,620
Gross margin dollars	865	1,572	2,437
Gross margin rate	19.8%	23.5%	22.0%

Selling and administrative	1,042	1,945	2,987
Selling and administrative expense as a percentage of total revenues	23.9%	29.0%	27.0%
Depreciation and amortization	34	153	187
Impairment charges	4	11	15
Gain on sales of assets	(90)	(25)	(115)
Total costs and expenses	4,485	7,209	11,694
Operating loss	$(125)	$(512)	$(637)

Number of:
Kmart Stores	883	—	883
Full-Line Stores	—	683	683
Specialty Stores	—	26	26
Total Stores	883	709	1,592

	26 Weeks Ended August 1, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$4,815	$7,278	$12,093

Cost of sales, buying and occupancy	3,788	5,352	9,140
Gross margin dollars	1,027	1,926	2,953
Gross margin rate	21.3%	26.5%	24.4%

Selling and administrative	1,217	2,158	3,375
Selling and administrative expense as a percentage of total revenues	25.3%	29.7%	27.9%
Depreciation and amortization	39	197	236
Impairment charges	2	52	54
Gain on sales of assets	(161)	(472)	(633)
Total costs and expenses	4,885	7,287	12,172
Operating loss	$(70)	$(9)	$(79)

Number of:
Full-Line Stores	963	—	963
Specialty Stores	—	711	711
Total Stores	—	28	28
Total Stores	963	739	1,702

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net income (loss) attributable to Holdings per statement of operations	$(395)	$208	$(866)	$(95)
Income tax expense (benefit)	13	(221)	28	(203)
Interest expense	99	85	184	175
Interest and investment loss	13	26	17	44
Other loss	1	1	—	—
Operating income (loss)	(269)	99	(637)	(79)
Depreciation and amortization	92	114	187	236
Gain on sales of assets	(54)	(526)	(115)	(633)
Before excluded items	(231)	(313)	(565)	(476)

Closed store reserve and severance	(18)	(2)	69	37
Pension expense	72	57	144	114
Other(1)	1	(15)	9	(89)
Amortization of deferred Seritage gain	(22)	(7)	(44)	(7)
Impairment charges	7	54	15	54
Adjusted EBITDA	$(191)	$(226)	$(372)	$(367)
(1) The 13- and 26- week periods ended July 30, 2016 consisted of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses, while the 13- and 26- week periods ended August 1, 2015 consisted of one-time credits from vendors, expenses associated with legal matters, transactions costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	July 30, 2016			August 1, 2015
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$(9)	$(260)	$(269)	$37	$62	$99
Depreciation and amortization	15	77	92	19	95	114
Gain on sales of assets	(44)	(10)	(54)	(143)	(383)	(526)
Before excluded items	(38)	(193)	(231)	(87)	(226)	(313)

Closed store reserve and severance	(21)	3	(18)	5	(7)	(2)
Pension expense	—	72	72	—	57	57
Other(1)	—	1	1	—	(15)	(15)
Amortization of deferred Seritage gain	(5)	(17)	(22)	(1)	(6)	(7)
Impairment charges	1	6	7	2	52	54
Adjusted EBITDA	$(63)	$(128)	$(191)	$(81)	$(145)	$(226)
% to revenues	(2.8)%	(3.7)%	(3.4)%	(3.3)%	(3.9)%	(3.6)%

	26 Weeks Ended
	July 30, 2016			August 1, 2015
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating loss per statement of operations	$(125)	$(512)	$(637)	$(70)	$(9)	$(79)
Depreciation and amortization	34	153	187	39	197	236
Gain on sales of assets	(90)	(25)	(115)	(161)	(472)	(633)
Before excluded items	(181)	(384)	(565)	(192)	(284)	(476)

Closed store reserve and severance	52	17	69	41	(4)	37
Pension expense	—	144	144	—	114	114
Other(1)	8	1	9	8	(97)	(89)
Amortization of deferred Seritage gain	(9)	(35)	(44)	(1)	(6)	(7)
Impairment charges	4	11	15	2	52	54
Adjusted EBITDA	$(126)	$(246)	$(372)	$(142)	$(225)	$(367)
% to revenues	(2.9)%	(3.7)%	(3.4)%	(2.9)%	(3.1)%	(3.0)%
(1) The 13- and 26- week periods ended July 30, 2016 consisted of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses, while the 13- and 26- week periods ended August 1, 2015 consisted of one-time credits from vendors, expenses associated with legal matters, transactions costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,260	$—	$4	$—	$—	$(22)	$—	$—	$1,242
Selling and administrative impact	1,484	(72)	22	—	—	—	(1)	—	1,433
Depreciation and amortization impact	92	—	(1)	—	—	—	—	—	91
Impairment charges impact	7	—	(7)	—	—	—	—	—	—
Gain on sales of assets impact	(54)	—	—	21	—	—	—	—	(33)
Operating loss impact	(269)	72	(10)	(21)	—	(22)	1	—	(249)
Interest and investment loss impact	(13)	—	—	—	14	—	—	—	1
Income tax expense impact	(13)	(27)	4	8	(5)	8	—	156	131
After tax and noncontrolling interests impact	(395)	45	(6)	(13)	9	(14)	1	156	(217)
Diluted loss per share impact	$(3.70)	$0.42	$(0.05)	$(0.12)	$0.08	$(0.13)	$0.01	$1.46	$(2.03)
(1) Consists of transaction costs associated with strategic initiatives and other expenses.

	13 Weeks Ended August 1, 2015
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,435	$—	$5	$—	$—	$(7)	$(33)	$—	$1,400
Selling and administrative impact	1,694	(57)	7	—	—	—	(18)	—	1,626
Depreciation and amortization impact	114	—	(2)	—	—	—	—	—	112
Impairment charges impact	54	—	(54)	—	—	—	—	—	—
Gain on sales of assets impact	(526)	—	—	508	—	—	—	—	(18)
Operating income impact	99	57	54	(508)	—	(7)	(15)	—	(320)
Interest and investment loss impact	(26)	—	—	—	23	—	—	—	(3)
Income tax benefit impact	221	(21)	(20)	190	(9)	2	6	(216)	153
After tax and noncontrolling interests impact	208	36	34	(318)	14	(5)	(9)	(216)	(256)
Diluted earnings per share impact	$1.84	$0.32	$0.30	$(2.81)	$0.12	$(0.04)	$(0.08)	$(1.91)	$(2.40)
(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended July 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$2,437	$—	$64	$—	$—	$(44)	$—	$—	$2,457
Selling and administrative impact	2,987	(144)	(5)	—	—	—	(9)	—	2,829
Depreciation and amortization impact	187	—	(5)	—	—	—	—	—	182
Impairment charges	15	—	(15)	—	—	—	—	—	—
Gain on sales of assets impact	(115)	—	—	47	—	—	—	—	(68)
Operating loss impact	(637)	144	89	(47)	—	(44)	9	—	(486)
Interest and investment loss impact	(17)	—	—	—	20	—	—	—	3
Income tax expense impact	(28)	(54)	(33)	18	(8)	16	(3)	342	250
After tax and noncontrolling interests impact	(866)	90	56	(29)	12	(28)	6	342	(417)
Diluted loss per share impact	$(8.11)	$0.85	$0.52	$(0.27)	$0.11	$(0.26)	$0.06	$3.20	$(3.90)
(1) Consists of expenses associated with legal matters.

	26 Weeks Ended August 1, 2015
.		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$2,953	$—	$11	$—	$—	$(7)	$(126)	$—	$2,831
Selling and administrative impact	3,375	(114)	(26)	—	—	—	(37)	—	3,198
Depreciation and amortization impact	236	—	(2)	—	—	—	—	—	234
Impairment charges impact	54	—	(54)	—	—	—	—	—	—
Gain on sales of assets impact	(633)	—	—	604	—	—	—	—	(29)
Operating loss impact	(79)	114	93	(604)	—	(7)	(89)	—	(572)
Interest and investment loss impact	(44)	—	—	—	42	—	—	—	(2)
Income tax benefit impact	203	(43)	(35)	226	(16)	2	33	(89)	281
After tax and noncontrolling interests impact	(95)	71	58	(378)	26	(5)	(56)	(89)	(468)
Diluted loss per share impact	$(0.89)	$0.67	$0.55	$(3.55)	$0.24	$(0.05)	$(0.52)	$(0.84)	$(4.39)
(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.